UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2011

Commission file number 1-7436

HSBC USA INC.

(Exact name of registrant as specified in its charter)

Maryland	13-2764867
(State of incorporation)	(IRS Employer Identification Number)

452 Fifth Avenue
New York, New York	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 525-5000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On August 10, 2011, HSBC USA Inc. (the “Company”), HSBC Finance Corporation (“HSBC Finance”), and HSBC Technology and Services (USA) Inc. (collectively with the Company and HSBC Finance, the “Sellers”), each an indirect wholly-owned subsidiary of HSBC Holdings plc (“HSBC”), entered into a Purchase and Assumption Agreement (the “Purchase Agreement”) with Capital One Financial Corporation (the “Purchaser”) providing for the sale of the cards and retail services business managed by HSBC Finance and its subsidiaries (other than certain retained portfolios including the HSBC Bank USA, National Association, consumer credit card program and certain other retained assets and liabilities) (“CRS Business”) to the Purchaser (the “Transaction”).

Subject to the terms and conditions of the Purchase Agreement, Purchaser will purchase the receivables related to the CRS Business at face value, certain real property related to the CRS Business at the property’s appraised value and all other assets at net book value and will assume certain liabilities of the CRS Business, in each case, as determined as of the time the closing becomes effective (the “Effective Time”) and subject to certain adjustments as described in the Purchase Agreement. Purchaser will also pay a premium equal to 8.75% of the face value of the receivables related to the CRS Business as of the Effective Time. As of June 30, 2011, the Company and its subsidiaries held a face value of approximately $20.18 billion of receivables related to the CRS Business and HSBC Finance and its subsidiaries held a face value of approximately $9.39 billion of receivables related to the CRS Business. Based on figures as of June 30, 2011, the total consideration paid by Purchaser pursuant to the Purchase Agreement would be approximately $32.7 billion, including a premium of approximately $2.6 billion.

Based on the current portfolio of the CRS Business, more than half of the customer loan balances subject to the Transaction will require partner consent to transfer to the Purchaser. To the extent such consents are not obtained, these partner relationships and related customer loan balances will not transfer and corresponding adjustments will be made to the consideration to be paid by the Purchaser. The premium payable by the Purchaser, however, will not be reduced if such consents are not obtained.

The consideration may, at Purchaser’s option, be paid in cash or in a combination of cash and shares of common stock, par value $0.01 per share, issued by Purchaser (“Consideration Shares”) at a set price of $39.23 per Consideration Share, which represents the average closing prices of the existing shares of Purchaser’s common stock on the New York Stock Exchange on August 8 and 9, 2011. A maximum of $750 million of the purchase price to be paid by Purchaser pursuant to the Purchase Agreement may be paid in Consideration Shares. In the event that any Consideration Shares are issued, the Sellers will receive customary resale registration rights.

Consummation of the Transaction is subject to the receipt of required regulatory approvals and the satisfactory completion of required closing conditions. An allocation of the purchase price will be made at a later date, and the actual gain or loss that will be reported by each of the Company and HSBC Finance, respectively, in respect of the Transaction will be determined by this allocation. The Purchase Agreement also contains covenants with respect to the conduct by Sellers of the CRS Business during the interim period between the execution of the Purchase Agreement and the completion of the Transaction and limitations for 18 months following the closing on the solicitation of certain of the other parties’ employees, subject to customary exceptions.  Purchaser and Sellers will also use their respective reasonable best efforts to negotiate and enter into an agent bank agreement for a term of three years with respect to the HSBC Bank USA consumer credit card program, pursuant to which Purchaser will either purchase existing receivables, and fund future receivables, related to that program or enter into an outsourced servicing relationship.

Pursuant to the Purchase Agreement after the closing HSBC and its affiliates will be restricted from competing with the CRS Business in the United States for a period of two years, subject to certain exceptions including for HSBC Bank USA’s existing credit card business.

The foregoing summary of the Purchase Agreement and the Transaction does not purport to be a complete description and is subject to, and qualified in its entirety by, the full text of the Purchase Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein in its entirety by reference. The representations and warranties included in the Purchase Agreement were made by each of the Sellers, on the one hand, and Purchaser, on the other hand, to the other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the Purchase Agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Purchase Agreement. Moreover, certain representations and warranties in the Purchase Agreement were used for the purpose of allocating risk between the

Sellers, on the one hand, and Purchaser, on the other hand, rather than as characterizations of the actual state of facts about the Sellers and Purchaser.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits

2.1          Purchase Agreement, dated as of August 10, 2011, among HSBC Finance Corporation, HSBC USA Inc., HSBC Technology and Services (USA) Inc. and Capital One Financial Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HSBC USA INC.
(Registrant)

By:	/s/ MARK A. STEFFENSEN
Mark A. Steffensen
Executive Vice President, Managing Director and Assistant Secretary

Dated:  August 12, 2011

Exhibit Index

Exhibit No.	Description

2.1	Purchase Agreement, dated as of August 10, 2011, among HSBC Finance Corporation, HSBC USA Inc., HSBC Technology and Services (USA) Inc. and Capital One Financial Corporation